EXHIBIT 11

                   COMPUTATION OF PER SHARE EARNINGS

                                              Year Ended December 31
                                      ____________________________________
                                         1997         1996         1995
                                      __________   __________   __________
                                           (expressed in thousands)
Net income (loss) as reported          $ (30,410)   $   9,050    $ 351,860
  Preferred dividends                    (31,775)     (39,248)     (39,778)
                                       _________    _________    _________
Basic income (loss)                      (62,185)     (30,198)     312,082
  Preferred dividends eliminated          20,965       28,438       28,968
  Interest on 7% debentures eliminated       -            -          2,501
  Supplemental ESOP contribution         (12,114)     (12,659)     (12,599)
                                       _________    _________    _________
Diluted income (loss)                   $(53,334)   $ (14,419)   $ 330,952

Average shares outstanding used
  to determine basic income
  (loss) per common share                 52,049       48,277       47,166
    Stock options, net                       615          735          703
    Series E conversion preferred
      stock                                  -            -            331
    Series G conversion preferred
      stock                                3,647        6,909        6,909
    7% debentures                            -            -          1,277
    Series D convertible preferred
      stock                                4,310        4,590        4,965
                                       _________    _________    _________
Average shares used to determine
  diluted earnings (loss) per
  common share                            60,621       60,511       61,351

Net income (loss) per common share
  Basic                                   $(1.19)       $(.63)       $6.62
  Diluted                                 $( .88)       $(.24)       $5.39